                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)


  Home Office                               Executive Office - 51 Madison Avenue
  Newark, Delaware                                            New York, NY 10010


THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC) will pay the benefits of this policy in accordance with its provisions. The following pages are also a part of this policy.

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date and during the lifetime of you or the Annuitant, premiums may be paid at any interval or by any method we make available. Premium Payments are subject to the limitations defined in this policy. The initial Premium Payment is shown on the Policy Data Page.

ANNUITY BENEFIT ON THE ANNUITY COMMENCEMENT DATE, THE ACCUMULATION VALUE WILL BE APPLIED TO PROVIDE A MONTHLY INCOME PAYMENT, AS STATED IN THE ANNUITY BENEFIT SECTION.

DEATH BENEFIT If you or the Annuitant die before the Annuity Commencement Date, we will pay proceeds to the Beneficiary, upon our receipt of Proof of Death and all claim information.

RIGHT TO RETURN POLICY PLEASE EXAMINE YOUR POLICY. WITHIN 10 DAYS (OR LONGER IF REQUIRED BY STATE LAW) AFTER DELIVERY, YOU MAY RETURN IT TO THE CORPORATION OR TO THE REGISTERED REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, WITH A WRITTEN REQUEST FOR A CANCELLATION. UPON RECEIPT OF THIS REQUEST, WE WILL PROMPTLY CANCEL THIS POLICY AND REFUND THIS POLICY'S ACCUMULATION VALUE. THE AMOUNT REFUNDED TO YOU MAY BE MORE OR LESS THAN THE PREMIUM PAYMENTS. IN STATES WHERE REQUIRED, WE WILL PROMPTLY REFUND THE PREMIUM PAYMENT LESS ANY PARTIAL WITHDRAWALS.

REPORT TO OWNER At least once each Policy Year, and within sixty (60) days of the reporting period, NYLIAC will provide a report that will tell you how much Accumulation Value there is as of the end of the reporting period. It will also give you any other facts for this policy required by state law or regulations.

The Issue Date is shown on the Policy Data Page.


TOLL FREE # [ 800-xxx-xxxx]


  /s/ FREDERICK J. SIEVERT
          President

  /s/ GEORGE J. TRAPP
          Secretary


FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date.
Premiums May Be Paid During Your Or The Annuitant's Lifetime, As Defined In This Policy.
THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.
ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
A Stock Company Incorporated In Delaware.
This Policy Is Non-Participating.


202-190

                                   POLICY DATA



202-190                                                                   PAGE 2

                           READ THIS POLICY CAREFULLY



202-190                                                                   PAGE 3

                                    WE & YOU


In this policy, the words "we," "our," "us," "Corporation" and "NYLIAC" refer to New York Life Insurance and Annuity Corporation, and the words "you" and "your" refer to the Owner of this policy.

When you write to us, please include the policy number, your full name and your current address.


                                    CONTENTS
--------------------------------------------------------------------------------


POLICY DATA................................................................................................................2

DEFINITIONS................................................................................................................6

SECTION ONE - ANNUITY BENEFIT..............................................................................................9

1.1 WHEN WILL INCOME PAYMENTS BEGIN?.......................................................................................9
1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?..........................................................................9

SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS...........................................................................9

2.1 HOW ARE INCOME PAYMENTS MADE?..........................................................................................9
2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME PAYMENT OPTION?............................................................9
2.3 HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED?........................................................................9
2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?........................................................................10

SECTION THREE - ANNUITANT, OWNER, BENEFICIARY.............................................................................10

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?......................................................................10
3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?........................................................................10
3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?...........................................................................10
3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?...............................................................................10
3.5 MAY YOU CHANGE A BENEFICIARY?.........................................................................................10
3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?..............................................10
3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?...............................................10
3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?.........................................................11
3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?..........................................................11
3.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT?.....................................................11
3.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH?....................................11
3.12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?......................................................................11
3.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES?.................................................11
3.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?...............................................................11

SECTION FOUR - PREMIUM PAYMENTS...........................................................................................12

4.1 HOW ARE PREMIUM PAYMENTS CREDITED?....................................................................................12
4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?....................................12
4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?...................................................................................12
4.4 MAY THE ALLOCATION FOR PREMIUM PAYMENTS BE CHANGED?...................................................................12
4.5 MAY THE CORPORATION TERMINATE THIS POLICY?............................................................................12

SECTION FIVE - CHARGES AND DISTRIBUTIONS..................................................................................12

5.1 CAN YOU SURRENDER THIS POLICY?........................................................................................12
5.2 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?...................................................................12
5.3 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED?........................................................13
5.4 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY?......................................................................13
5.5 ARE SURRENDER CHARGES EVER WAIVED?....................................................................................13
5.6 ARE SERVICE CHARGES DEDUCTED FROM YOUR POLICY?........................................................................14
5.7 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?...............................................................14

SECTION SIX - TRANSFERS...................................................................................................14

6.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?..........................................14
6.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS?.............................................14


202-190                                                                   PAGE 4

6.3 HOW DO YOU MAKE TRANSFERS BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT?.....................................14
6.4 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE PLAN ACCOUNTS?...........................................................15
6.5 HOW DO YOU TRANSFER THE DCA ADVANTAGE PLAN ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT?......15
6.6 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER?............................................................................15

SECTION SEVEN - ACCUMULATION VALUE........................................................................................16

7.1 HOW IS THE ACCUMULATION VALUE CALCULATED?.............................................................................16

SECTION EIGHT - SEPARATE ACCOUNT..........................................................................................16

8.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?...............................................................16
8.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?.........................................................................16
8.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?.................................................................16
8.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?................................................................16
8.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?...........................................17
8.6 WHAT OTHER RIGHTS DO WE HAVE?.........................................................................................17
8.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?....................................................................17
8.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?...........................17
8.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?...................................................................17
8.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?.................................................................17

SECTION NINE - FIXED ACCOUNT..............................................................................................18

9.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?............................................................................18
9.2 HOW IS THE FIXED ACCOUNT VALUED?......................................................................................18

SECTION TEN - DCA ADVANTAGE PLAN..........................................................................................18

10.1 HOW ARE THE DCA ADVANTAGE PLAN ASSETS INVESTED?......................................................................18
10.2 HOW IS THE DCA ADVANTAGE PLAN VALUED?................................................................................18
10.3 CAN YOU HAVE MORE THAN ONE DCA ADVANTAGE PLAN ACCOUNT OPEN?..........................................................19

SECTION ELEVEN - GENERAL PROVISIONS.......................................................................................19

11.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?................................................................................19
11.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?........................................................19
11.3 WILL WE BE ABLE TO CONTEST THIS POLICY?..............................................................................19
11.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?...............................................................19
11.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?.....................................................19
11.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX INCORRECTLY?........................................19
11.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?..............................................................................19
11.8 HOW DO YOU ASSIGN THIS POLICY?.......................................................................................19
11.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?........................................................20
11.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS?...................................20
11.11 HOW SHOULD PAYMENTS FOR THIS POLICY BE MADE?........................................................................20
11.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?..............................................................20
11.13 IS THIS POLICY SUBJECT TO ANY LAW?..................................................................................20
11.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?..................................................................20


      Note: This is a legal contract between the Owner and the Corporation.

   WHEN YOU WRITE TO US, PLEASE INCLUDE YOUR POLICY NUMBER, YOUR FULL NAME AND
                             YOUR CURRENT ADDRESS.


202-190                                                                   PAGE 5

                                   DEFINITIONS

 THESE TERMS ARE CAPITALIZED WHEN USED THROUGHOUT THIS POLICY.

ACCUMULATION UNIT: An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value, the Fixed Accumulation Value, and the Dollar Cost Averaging (DCA) Advantage Plan Accumulation Value, of this policy for any Valuation Period.

AGE: The attained age on your last birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account.

ANNUITANT: The person named on the Policy Data Page and whose life determines the Income Payments, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this policy is to be made. In states where required, in accordance with the laws of the state in which this policy is issued, this date may not be later than a maximum Age on the Annuity Commencement Date, as shown on the Policy Data Page.

BENEFICIARY: The person or an entity having the right to receive the death benefit set forth in this policy and who is the "designated Beneficiary" for purposes of Section 72 of the Internal Revenue Code in the event of the Annuitant's or Owner's death.

BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Time or the close of regular trading on the NYSE, if earlier.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE PLAN: A plan that permits you to transfer amounts from the DCA Advantage Plan Account to the Investment Divisions and/or to the Fixed Account in proportional periodic amounts. The DCA Advantage Plan Accounts that are available under the DCA Advantage Plan are shown on the Policy Data Page.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE PLAN ACCOUNT: An account used specifically for the Dollar Cost Averaging Advantage Plan. The DCA Advantage Plan Account is credited with a fixed interest rate. The assets in the DCA Advantage Plan Account are not part of the Separate Account of NYLIAC.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE PLAN ACCUMULATION VALUE: The sum of the Premium Payments allocated to the DCA Advantage Plan, plus any interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Advantage Plan, and less any Surrender Charges and Service Charges that may have already been assessed from the DCA Advantage Plan. The DCA Advantage Plan Accumulation Value is supported by assets in NYLIAC's General Account.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS"): The mutual fund portfolios of the Fund that are available for investment through the Investment Divisions of the Separate Account, as shown on the Policy Data Page.

FIXED ACCOUNT: An account that is credited with a fixed interest rate. The assets in the Fixed Account are not part of the Separate Account of NYLIAC.

FIXED ACCUMULATION VALUE: The sum of Premium Payments and transfers allocated to the Fixed Account, plus any interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges and Service Charges that may have already been assessed from the Fixed Account. The Fixed Accumulation Value is supported by assets in NYLIAC's General Account.

FUND: MainStay VP Series Fund, Inc., a diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company that offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account. These assets are subject to the claims of our general creditors.


202-190                                                                   PAGE 6

INCOME PAYMENTS: Periodic payments NYLIAC makes to the named Payee after the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): The variable investment options available with this policy. Each Investment Division, a division of the Separate Account, invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE: The date this policy is executed.

NYLIAC ("CORPORATION, WE, US, OUR"): New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company. You may contact us at our address specified in the Prospectus to receive inquiries and request.

OWNER ("YOU, YOUR"): The person(s) or an entity designated as the Owner in this policy, or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid. If NYLIAC issues a jointly owned policy, ownership rights and privileges under this policy must be exercised jointly and benefits under this policy will be paid upon the death of any joint owner.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this policy.

PAYEE: A recipient of payments under this policy, generally the owner.

PAYMENT DATE: The Business Day on which a Premium Payment is received by us at the address specified in the Prospectus to receive such payment.

PAYMENT YEAR: A year as measured from the Payment Date of the initial Premium Payment or from the Payment Date of any additional Premium Payments made to this policy.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page (2) of this policy, containing the policy specifications.

POLICY DATE: The date from which Policy Years, quarters, months, and anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year starting on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM PAYMENT: An amount paid to the Corporation as consideration for the benefits provided by this policy.

PROOF OF DEATH: Evidence that death has occurred including a death certificate, an attending physician's statement, a finding from a court of competent jurisdiction or any other proof that is acceptable to us in our sole discretion.

PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this policy divided by this policy's Accumulation Value immediately preceding the withdrawal, multiplied by the Reset Value immediately preceding the withdrawal.

QUALIFIED PLANS: Employee retirement plans under Section 219, 401(a), 403(b), or 408 of the Internal Revenue Code that qualify for special federal income tax treatment.

RESET ANNIVERSARY: The anniversary occurring every year on the Policy Date until either the Owner or the Annuitant is age 80. On the first Policy Anniversary, the Policy Date as shown on the Policy Data Page, will be used as the prior Reset Anniversary.

RESET VALUE: The Reset Value on the first Policy Anniversary is the greater of
a) the Accumulation Value of this Policy, and b) the total of the Premium Payments made to this Policy, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, and less any rider premiums since the prior Reset Anniversary. The value calculated on the second and subsequent Reset Anniversary is based on a comparison between: (a) the Accumulation Value on the current Reset Anniversary, and (b) the Reset Value on the prior Reset Anniversary, plus any Premium Payments since the prior Reset Anniversary date, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, and less any rider premiums since the last Reset Anniversary date. The greater of the compared values will be the new Reset Value.


202-190                                                                   PAGE 7

RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Plans on a scheduled interval (monthly, quarterly, semi-annually, or annually) or on an interval made available by us to meet the Internal Revenue Service (IRS) requirements. RMD is an amount that the IRS requires the owners of certain Qualified Plans to withdraw each year generally commencing with the year the owner attains age 70 1/2 or upon retirement, whichever occurs later.

SEPARATE ACCOUNT: A segregated asset account of the Corporation established to receive and invest Premium Payments paid under this policy. The Separate Account's Investment Divisions, in turn, purchase shares of Eligible Portfolios.

SURRENDER CHARGE: An amount charged by the Corporation during the first three Payment Years after any Premium Payment is made, occurring when a Partial Withdrawal of the Accumulation Value is made or when this policy is surrendered for its Accumulation Value.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the products of the current Accumulation Unit's value(s) for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.



202-190                                                                   PAGE 8

                          SECTION ONE - ANNUITY BENEFIT

1.1 WHEN WILL INCOME PAYMENTS BEGIN?

We will apply the Accumulation Value of this policy to the Life Income Payment Option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page or as changed in accordance with
Section 1.2. These payments will be made in accordance with the 'Income Payments Of Policy Proceeds' section of this policy. Income Payments will begin if you and the Annuitant, if you are not the Annuitant, are alive and if this policy is in force on that date.

1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?

Yes. If we agree, you may have the Annuity Commencement Date shown on the Policy Data Page changed to an earlier date or deferred to a later date. Your Age on the Annuity Commencement Date may not be greater than the Age as required by the laws of the state in which this policy was issued. You must notify us in writing of your wish to change the date at least one month before the Annuity Commencement Date.

                SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS

2.1 HOW ARE INCOME PAYMENTS MADE?

If you and the Annuitant, if you are not the Annuitant, are alive, and this policy is in force on the Annuity Commencement Date, we will make Income Payments under the Life Income Payment Option. If the Accumulation Value of this policy is less than $2,000 on the Annuity Commencement Date, payment will be made in a single sum.

2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME PAYMENT OPTION?

If the Life Income Payment Option is chosen, we may require proof of the Annuitant's birth date before Income Payments begin. We will make equal payments each month during the lifetime of the Annuitant. Once Life Income Payments start, they do not change and are guaranteed for 10 years even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition for future Income Payments.

2.3 HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED?

Life Income Payments are based on the annuity premium rate in effect when the first Income Payment is due, however, the premium rate will not be less than the corresponding minimum amount shown in the Life Income Payment Option Table. These minimum amounts are based on the 1983 Table a with Projection Scale G and with interest compounded annually at 3%.

When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision. It is based on the sex and adjusted Age of the Annuitant. To find the adjusted Age in the year the first Income Payment is due, we increase or decrease the Annuitant's Age at that time, according to the following table:

2002-2005  2006-2015  2016-2025  2026-2035   2036 & later
---------------------------------------------------------
    +1         0         -1         -2           -3

LIFE INCOME PAYMENT OPTION TABLE

(Minimum Monthly Payment Guaranteed for 10 years for $1,000 of Proceeds)

--------------------------------------------------------------------------------
Adjusted Age                                   Male                   Female
60                                             4.46                    4.03
61                                             4.55                    4.11
62                                             4.66                    4.19
63                                             4.76                    4.27
64                                             4.87                    4.37

65                                             4.99                    4.46
66                                             5.11                    4.57
67                                             5.24                    4.67
68                                             5.38                    4.79
69                                             5.52                    4.91

70                                             5.66                    5.04
71                                             5.81                    5.18
72                                             5.96                    5.32
73                                             6.12                    5.47
74                                             6.28                    5.63

75                                             6.45                    5.79
76                                             6.61                    5.96
77                                             6.78                    6.14
78                                             6.96                    6.32
79                                             7.13                    6.51

80                                             7.30                    6.70
81                                             7.46                    6.89
82                                             7.63                    7.07
83                                             7.78                    7.26
84                                             7.93                    7.44
85+                                            8.07                    7.62


202-190                                                                   PAGE 9

2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?

Yes. You may elect to have the Accumulation Value paid to you in a single sum, or if we agree, the proceeds may be placed under some other Income Payment option we may offer at that time.

                  SECTION THREE - ANNUITANT, OWNER, BENEFICIARY

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?

As the Owner of this policy, you have the right to change the Beneficiary, name a new Owner (on non-Qualified Plan policies only), receive Income Payments, and name a payee to receive Income Payments. You cannot lose these rights. However, all rights of ownership end at your death.

3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?

Yes. However, unless it is indicated on the Policy Data Page, or unless ownership is subsequently changed, you are both the Annuitant and Owner of this policy.

3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?

You may change the Owner of this policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not change the Beneficiary or the Annuitant.

3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?

Yes. You may name more than one Beneficiary. Multiple Beneficiaries may be classified as first, second, and so on. If two or more Beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable to a Beneficiary will be applied to any Beneficiary classified as first who survives you. If no Beneficiary classified as first survives you, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal share to the extent possible in any amount payable, unless the shares are stated otherwise. No amount will be payable to a Beneficiary if you die after the end of an Income Payment period under any payment option.

3.5 MAY YOU CHANGE A BENEFICIARY?

Yes. You may change a Beneficiary during the lifetime of the Annuitant or Owner, if you are not the Annuitant, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?

If the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death and all claim information, we will pay to the Beneficiary(s) an amount equal to the greatest of:

a) the Accumulation Value of this policy, or

b) the sum of all Premium Payments paid, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any rider premiums, or

c) the Reset Value on the last Reset Anniversary of this policy, plus, since the last Reset Anniversary, any Premium Payments, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, less any rider premiums since the last Reset Anniversary.

Payment will be made in a single sum, or in accordance with the Beneficiary's election as provided for in Section 3.10 or 3.11. The payment will be calculated as of the date we receive Proof of Death and all claim information to make the payment. This policy will end on such date. However, if you are not the Annuitant, the Annuitant was your spouse, and you are the sole primary Beneficiary, you may elect in writing to continue this policy with you as the new Annuitant.

3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?

If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the Income Payment period. No amount will be payable to a Beneficiary if the Annuitant dies after the end of an Income Payment period under any payment option.


202-190                                                                  PAGE 10

3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?

If you are not the Annuitant, and if you die before the Annuity Commencement Date, when we receive Proof Of Death and all claim information, we will pay to the Beneficiary an amount equal to the greatest of:

a) the Accumulation Value of this policy, or

b) the sum of all Premium Payments paid, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any rider premiums, or

c) the Reset Value on the last Reset Anniversary of this policy, plus, since the last Reset Anniversary, any Premium Payments, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, less any rider premiums since the last Reset Anniversary.

Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for in Section 3.10 or 3.11. The payment will be calculated as of the date we receive Proof of Death and all claim information to make payment. This policy will end on such date. However, if you are not the Annuitant and your surviving spouse is the sole primary Beneficiary, your spouse may elect in writing to become the new Owner of this policy.

3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?

If you die after the Annuity Commencement Date and before the Annuitant, we will make payment to the Beneficiary in an amount equal to the present value of remaining Income Payments under a fixed option or the current value of any amount remaining with us under a variable option if then available. That amount will be determined based on the method, interest rate and mortality table used to determine the monthly Income Payment.

3.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT?

Claim information must be submitted for each Beneficiary. Upon receiving Proof of Death and all claim information from a Beneficiary, we will pay to that Beneficiary his/her full share of any amount of the payment. The payment will be made within (7) days. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of the death benefit request. When not prohibited by the laws of the state, in which this policy is issued, we may defer payment of any death benefit request for up to six (6) months from the death benefit request date. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your contract was issued, as established and is in existence at the time of the death benefit request. This rate will be at least three and one half percent (3.5%).

3.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH?

Full payment of the death benefit will be made to the Beneficiary within five
(5) years after the date of your death. However, at your death, your Beneficiary is not required to accept the death benefit of this policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income Payment Option or any other Income Payment option for the Beneficiary. Payment under the option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

3.12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?

If your spouse is the sole primary Beneficiary and you die before the Annuity Commencement Date, this policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will become the new Annuitant. If your spouse chooses to continue this policy, no death benefit proceeds will be paid as a consequence of your death.

3.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES?

Each remaining Income Payment will be made to those Beneficiaries in the same class who are alive when that Income Payment becomes due. If no Beneficiary for any amount payable, or for a stated share, survives you, the right to this amount or this share will pass to your estate.

3.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?

If no Beneficiary for any amount payable is alive at the death of the Annuitant, the right to this amount or


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


this share will pass to you or, in the case of your death, to your estate. Payment of the death benefit will be made in a single sum to your estate. If any Beneficiary dies at the same time as you, or within 15 days after your death, but before we receive Proof of Death and all claim information, we will pay any amount payable as though the Beneficiary died first.

                         SECTION FOUR - PREMIUM PAYMENTS

4.1 HOW ARE PREMIUM PAYMENTS CREDITED?

If we have received all of the information we require to issue this policy, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to this policy as of the Payment Date.

4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?

At any time before the maximum Age shown on the Policy Data Page, during the lifetime of the Annuitant or Owner, if you are not the Annuitant, and before the Annuity Commencement Date, Premium Payments may be made at any interval and by any method we make available. The initial Premium Payment is the amount shown on the Policy Data Page. The minimum Premium Payment you can make is shown on the Policy Data Page. We reserve the right to limit the dollar amount of any additional Premium Payment, when the aggregate amount of all Premium Payments totals $1,000,000 or more.

4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?

The initial Premium Payment may be applied to one or more of the Allocation Alternatives and to the DCA Advantage Plan Accounts shown on the Policy Data Page or to any other Investment Division(s) which may be made available by us for this policy, in accordance with your instructions. All additional Premium Payments will be allocated as requested unless subsequently changed by you.

4.4 MAY THE ALLOCATION FOR PREMIUM PAYMENTS BE CHANGED?

Yes. You may notify us to change the allocation for Premium Payments among the Allocation Alternatives and the DCA Advantage Plan Accounts after the Issue Date shown on the Policy Data Page. Premium Payments received after the date on which we receive your notice will be applied on the basis of the new instructions. You must indicate what percentage of each Premium Payment to allocate to the Allocation Alternatives and the DCA Advantage Plan Accounts. The minimum amount of a Premium Payment that can be allocated to an Allocation Alternative or the DCA Advantage Plan Account is shown on the Policy Data Page. We reserve the right to limit the maximum amount of a Premium Payment that may be allocated to any one Allocation Alternative or DCA Advantage Plan Account, as shown on the Policy Data Page.

4.5 MAY THE CORPORATION TERMINATE THIS POLICY?

It may happen that no Premium Payment has been received for two or more consecutive years and both (a) the sum of all Premium Payments for this policy, less any Partial Withdrawals and any Surrender Charges, and (b) the Accumulation Value, are less than $2,000. If so, we have the right, subject to any applicable state law or regulation, to terminate this policy by paying you the Accumulation Value in a single sum. We will notify you of our intention to exercise this right and allow you 90 days to make a Premium Payment.

                    SECTION FIVE - CHARGES AND DISTRIBUTIONS

5.1 CAN YOU SURRENDER THIS POLICY?

Yes. On any Business Day, at or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may request a full surrender of the Accumulation Value, less any Service Charges and/or Surrender Charges that may apply. Surrender Charges are explained in Section 5.4, and Service Charges are explained in Section 5.6.

5.2 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?

Yes. After this policy has an Accumulation Value, you may request a Partial Withdrawal by sending us your request at least 30 days before the Annuity Commencement Date and while the Annuitant and Owner, if you are not the Annuitant, are alive. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Allocation Alternatives and/or from the DCA Advantage Plan Account. However, if you do not specify which Allocation Alternatives and/or DCA Advantage Plan Account, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative and/or from the DCA Advantage Plan Account. Partial Withdrawals will be made from the Investment Divisions by deducting Accumulation


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


Units. Accumulation Units are explained in Section 8.9. Partial Withdrawals will be made from the Fixed Account in the following sequence: first from the Fixed Accumulation Value attributed to the initial Premium Payment, then from the Fixed Accumulation Value attributed to subsequent allocations and transfers in the order received. Partial Withdrawals will be made from the DCA Advantage Plan in the following sequence: first from the DCA Advantage Plan Accumulation Value attributed to the initial Premium Payment, then from the DCA Advantage Plan Accumulation Value attributed to subsequent allocations in the order received. A Surrender Charge, which applies separately to each Premium Payment as explained in Section 5.4, will be assessed as shown on the Policy Data Page, except as provided in Section 5.5. If your request for a Partial Withdrawal is greater than the amount in the Allocation Alternative(s) and/or from the DCA Advantage Plan Account, we will pay you the entire value of that Allocation Alternative(s) and/or that DCA Advantage Plan Account, less any Surrender Charges that may apply. The minimum amount that must remain in the policy after a Partial Withdrawal is shown on the Policy Data Page.

5.3 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED?

We will pay any Partial Withdrawal or full surrender proceeds within seven (7) days after we receive all the necessary requirements. The Partial Withdrawal or full surrender value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of a Partial Withdrawal or full surrender request from the Investment Divisions. When not prohibited by the laws of the state in which this policy is issued, we may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account and/or from the DCA Advantage Plan for up to six (6) months from the Partial Withdrawal or full surrender request date. Interest will be paid on any amount deferred for 30 days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your contract was issued, as established and is in existence at the time of the Partial Withdrawal or full surrender request. This rate will be at least three and one half percent (3.5%).

A minimum Accumulation Value, as shown on the Policy Data Page, must remain in the policy after a Partial Withdrawal. If a Partial Withdrawal would cause the total Accumulation Value of this policy to fall below the minimum, we may not process the Partial Withdrawal request.

5.4 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY?

A Surrender Charge applied separately to each Premium Payment may be applicable. The amount of this charge if any, will be a percentage, as shown on the Policy Data Page, applied to the amount of the Partial Withdrawal or full surrender. The surrender charge will only apply if, it exceeds the greatest of:

a) ten percent (10%) of the Accumulation Value of this policy as of the last Policy Anniversary less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

b) ten percent (10%) of the current Accumulation Value of this policy less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

c) that portion of the current Accumulation Value that exceeds the total Premium Payments made to this policy.

For the initial Premium Payment, the Surrender Charge will be calculated from the Policy Date. For each subsequent Premium Payment, the Surrender Charge will be calculated from the Payment Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for additional Premium Payments, the second Payment Year begins on the first anniversary of that additional Premium Payment, the third Payment Year begins on the second anniversary of that additional Premium Payment, and so on. Upon a Partial Withdrawal, the Premium Payment producing the lowest Surrender Charge will be surrendered first. If more than one Premium Payment produces the same Surrender Charge, the oldest of those Premium Payments will be surrendered first. Once Surrender Charges have been assessed on an amount equal to the total Premium Payments made, no further Surrender Charges will apply. In no event will the aggregate Surrender Charge applied under the policy exceed eight and one half percent (8.5%) of the total Premium Payments.

5.5 ARE SURRENDER CHARGES EVER WAIVED?

Yes.  Surrender Charges may be waived:


202-190                                                                  PAGE 13

a) when proceeds are paid on the death of the Owner or the Annuitant; or

b) for any Required Minimum Distribution (RMD) from the Accumulation Value of this policy withdrawn under the RMD Automated Option, unless the aggregated amount of Partial Withdrawals made from this policy during the Policy Year exceeds the RMD amount as calculated by us; or

c) on amounts placed under the Life Income Payment Option after the first Policy Year; or

d) on or after the Annuity Commencement Date; or

e) under conditions specified in any riders or endorsements attached to and made a part of this policy; or

f) upon surrender of this policy to the extent that the Surrender Charge and Service Charge may reduce the surrender value to be less than the initial Premium Payment allocated to the Fixed Account, provided no transfers have been made from the Fixed Account (except transfers made under the Interest Sweep option as explained in Section 6.3), and no Partial Withdrawals have been made from the Fixed Account; or

g) if we terminate this policy as explained in Section 4.5.

5.6 ARE SERVICE CHARGES DEDUCTED FROM YOUR POLICY?

An annual Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted on each Policy Anniversary and the date of full surrender.

5.7 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?

When any amount is placed under an Income Payment option on the Annuity Commencement Date, we may deduct from that amount any state premium tax that we are, or were, required to pay. We may also deduct any state premium tax that we are, or were, required to pay when this policy is surrendered for its Accumulation Value.

                             SECTION SIX - TRANSFERS

6.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Yes. Transfers of the Variable Accumulation Value may be made between Investment Divisions and to the Fixed Account.

6.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS?

Yes. Each Policy Year you may transfer from the Fixed Account to the Investment Divisions with certain limitations as explained in Section 6.6.

6.3 HOW DO YOU MAKE TRANSFERS BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT?

Prior to 30 days before the Annuity Commencement Date, you may send us your transfer request. Each transfer must be for an amount not less than that shown on the Policy Data Page. A minimum amount, as shown on the Policy Data Page, must remain in the Investment Division and/or the Fixed Account after a transfer. If after a transfer, the Fixed Accumulation Value or the Variable Accumulation Value would fall below the minimum, we have the right to include that amount as part of the transfer. The remaining amount will be allocated in the same proportion as the transfer request.

In addition, transfers may be made on an automatic basis in accordance with your instructions.

Traditional Dollar Cost Averaging Option

You may specify a specific dollar amount to be transferred from any Investment Division to any combination of Investment Divisions and/or to the Fixed Account. We will automatically transfer the specific dollar amount or the amount as subsequently changed by you in accordance with your instructions. This option is called Traditional Dollar Cost Averaging.

In order to elect this option the Accumulation Value must equal the minimum value shown on the Policy Data Page. The minimum amount that must be transferred to or from an Investment Division, or to the Fixed Account is shown on the Policy Data Page.

Transfers under the Traditional Dollar Cost Averaging option are not available from the Fixed Account.

Automatic Asset Reallocation Option

You may specify a specific percentage of the Variable Accumulation Value allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer


202-190                                                                  PAGE 14
your Variable Accumulation Value back to the percentages you specify or as subsequently changed by you in accordance with your instructions. This option is called Automatic Asset Reallocation.

In order to elect this option, the Variable Accumulation Value must equal the minimum value shown on the Policy Data Page. The minimum amount that must be allocated among the Investment Divisions under this option is shown on the Policy Data Page.

Transfers under the Automatic Asset Reallocation option are not available with the Fixed Account. You may not elect the Traditional Dollar Cost Averaging and Automatic Asset Reallocation options at the same time

Interest Sweep Option

For the interest earned on monies allocated or transferred to the Fixed Account, you may request transfers from the Fixed Account to any combination of Investment Divisions. If you elect this option, we will automatically transfer the interest from your Fixed Account to the Investment Divisions you specify or as subsequently changed by you in accordance with your instructions. This option is called Interest Sweep.

In order to elect this option, the Fixed Accumulation Value must equal the minimum value as shown on the Policy Data Page.

The Interest Sweep option may be requested in addition to the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the DCA Advantage Plan.

You may cancel the Traditional Dollar Cost Averaging option, Automatic Asset Reallocation option, or the Interest Sweep option at any time.

Transfers will be made from the Fixed Account in the following sequence: first from the Fixed Accumulation Value attributed to the initial Premium Payment, then from the Fixed Accumulation Value attributed to subsequent allocations and transfers in the order received.

6.4 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE PLAN ACCOUNTS?

No.  Transfers may not be made into the DCA Advantage Plan Accounts.

6.5 HOW DO YOU TRANSFER THE DCA ADVANTAGE PLAN ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT?

At the time you elect the DCA Advantage Plan Account, or as subsequently changed by you before the expiration date, you must tell us into which Investment Division(s) and/or Fixed Account you want the DCA Advantage Plan Accumulation Value allocated. We will automatically transfer amounts from your DCA Advantage Plan Account into the Investment Division(s) and/or Fixed Account in proportional periodic amounts in accordance with your instructions.

In addition, you may make transfers from the DCA Advantage Plan Account to the Investment Divisions and/or Fixed Account at any time. The transfers will not interrupt the automatic transfers from the DCA Advantage Plan Account.

The amount held in the DCA Advantage Plan Account will be completely transferred out of the DCA Advantage Plan Account by the specified expiration date of that Account.

In no event may the expiration date of the DCA Advantage Plan Account you elect extend beyond your Annuity Commencement Date.

The DCA Advantage Plan may be requested in addition to the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the Interest Sweep option.

Transfers will be made from the DCA Advantage Plan Account in the following sequence: first from the DCA Advantage Plan Accumulation Value attributed to the initial Premium Payment, then from the DCA Advantage Plan Accumulation Value attributed to subsequent allocations in the order received.

6.6 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER?

We reserve the right to apply a charge for transfers as shown on the Policy Data Page.

Any transfer made on an automatic basis will not be counted for purposes of determining the maximum number of transfers as specified on the Policy Data Page.

The sum of all transfers from the Fixed Account in a Policy Year may not be greater than the maximum percentage as shown on the Policy Data Page, unless we agree otherwise.


202-190                                                                  PAGE 15

If the Interest Sweep option would cause an amount greater than the maximum amount shown on the Policy Data Page to be transferred from the Fixed Account, the transfer may not be processed and the Interest Sweep option may be canceled.

Transfers may not be made into the Fixed Account if there were transfers out of the Fixed Account within the six-month period prior to the transfer request, unless the transfer is part of the Interest Sweep option. We reserve the right to limit the amount, which may be transferred to any one Allocation Alternative.

In some cases the policy Owner may independently utilize the services of a third party advisor offering asset allocation and/or market timing services. We reserve the right to not accept transfer instructions, which are submitted by any person, asset allocation and/or market timing services on your behalf.

                       SECTION SEVEN - ACCUMULATION VALUE

7.1 HOW IS THE ACCUMULATION VALUE CALCULATED?

On any day, at or before the Annuity Commencement Date, the Accumulation Value of this policy is equal to:

a) the Fixed Accumulation Value, which is: the sum of Premium Payments and transfers allocated to the Fixed Account, plus any interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges and Service Charges that may have already been assessed from the Fixed Account, plus

b) the Variable Accumulation Value, which is: the sum of the products of the current Accumulation Unit's value(s) for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions, plus

c) the DCA Advantage Plan Accumulation Value, which is: the sum of Premium Payments allocated to the DCA Advantage Plan, plus any interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Advantage Plan, and less any Surrender Charges and Service Charges that may have already been assessed from the DCA Advantage Plan.

The Fixed Accumulation Value, the DCA Advantage Plan Accumulation Value and death benefits that are available under this policy are not less than the minimum benefits required by law.

The instances in which Surrender Charges will be assessed, and the amount of those charges is explained in Section Five herein. When you ask us, we will tell you how much Accumulation Value there is in your policy.

                        SECTION EIGHT - SEPARATE ACCOUNT

8.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

8.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

8.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

8.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?

We will determine the value of the assets for the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in


202-190                                                                  PAGE 16
good faith. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Investment Divisions and to the Fixed Account.

8.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?

Yes. We reserve the right, when not prohibited by the laws of the state in which this policy is issued, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this policy, will then mean the Separate Account to which the assets were transferred.

8.6 WHAT OTHER RIGHTS DO WE HAVE?

We also reserve the right, when not prohibited by the laws of the state in which this policy is issued, to:

a) manage the Separate Account under the direction of a committee at any time,

b) de-register the Separate Account under the Investment Company Act of 1940,

c) combine the Separate Account with one or more other Separate Accounts, and

d) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law.

8.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?

Yes. When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is issued.

8.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?

Your Premium Payments that are allocated or transferred to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions.

8.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?

That portion of each Premium Payment allocated or transferred to a designated Investment Division of the Separate Account is credited to this policy in the form of Accumulation Units. The number of Accumulation Units credited to this policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment or transfer request and all required documentation is received.

That portion of each Partial Withdrawal, Surrender Charge, Policy Service Charge or transfer from a designated Investment Division of the Separate Account is deducted from this policy in the form of Accumulation Units. The number of Accumulation Units deducted from this policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units' value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

8.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?

The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a) is the sum of:   1) the net asset value of a Fund share held in the Separate
Account for that Investment Division determined at the end of the current Valuation Period, plus

    2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period.


202-190                                                                  PAGE 17

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.

c) is a factor representing the mortality and expense risk fee, and administrative charges. This factor is equal, on an annual basis, to one point eighty-five percent (1.85%) of the daily net asset value of a Fund share held in the Separate Account for that Investment Division.

Mortality and expense results will not adversely affect the dollar amount of the Variable Accumulation Value.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

                          SECTION NINE - FIXED ACCOUNT

9.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?

Premium Payments allocated to, or amounts transferred to, the Fixed Account are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

9.2 HOW IS THE FIXED ACCOUNT VALUED?

Premium Payments allocated to, or amounts transferred to the Fixed Account are credited with interest at an interest rate we set from time to time. We will set an interest rate in advance at least once a year. We credit interest on a daily basis. The rate credited will never be less than the Minimum Guaranteed Fixed Interest Rate shown on the Policy Data Page.

All Premium Payments allocated to, or amounts transferred to, the Fixed Account will receive the applicable interest rate as of the Business Day we receive the Premium Payment or transfer request. The applicable interest rate for those amounts will apply for one (1) year. Thereafter, the rate applicable to those amounts will change on the anniversary of each Premium Payment or any part of a Premium Payment allocated to the Fixed Account, or for any amount transferred to the Fixed Account. The new rate will be the rate we declare, and is in effect on the anniversary of the Premium Payment or any part of that Premium Payment allocated to the Fixed Account or any amount transferred to the Fixed Account.

The amount in the Fixed Account is equal to the sum of Premium Payments and transfers allocated to the Fixed Account, plus any interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges and Service Charges that may have already been assessed from the Fixed Account.

                        SECTION TEN - DCA ADVANTAGE PLAN

10.1 HOW ARE THE DCA ADVANTAGE PLAN ASSETS INVESTED?

Premium Payments allocated to the DCA Advantage Plan are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

10.2 HOW IS THE DCA ADVANTAGE PLAN VALUED?

Under the DCA Advantage Plan, we will specify one or more DCA Advantage Plan Accounts each having a specific expiration period. We will set interest rates in advance at least annually for each date on which Premium Payments may be received for allocation to a DCA Advantage Plan Account. We credit interest on a daily basis. The rate credited will never be less than the Minimum Guaranteed DCA Interest Rate shown on the Policy Data Page. The DCA Advantage Plan Accounts available on the Issue Date are shown on the Policy Data Page.


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The amount held with respect to the DCA Advantage Plan Account is equal to the initial and any subsequent Premium Payments allocated into the DCA Advantage Plan Account, plus any interest credited at the rate specified for each Premium Payment, less transfers and any Partial Withdrawals from the DCA Advantage Plan Account, and less any Surrender Charges and Service Charges that may have already been assessed from the DCA Advantage Plan Account.

The minimum Premium Payment that may be allocated to a DCA Advantage Plan Account is shown on the Policy Data Page. Premium Payments allocated to the DCA Advantage Plan Account will receive the applicable interest rate as of the Payment Date. Interest rates for subsequent Premium Payments allocated to the DCA Advantage Plan Account may be different from the rate applied to the initial Premium Payment.

10.3 CAN YOU HAVE MORE THAN ONE DCA ADVANTAGE PLAN ACCOUNT OPEN?

Yes. You may have more than one DCA Advantage Plan Account open simultaneously in accordance with your instructions. However, you may not have more than one DCA Advantage Plan Account of the same duration open at the same time.

                       SECTION ELEVEN - GENERAL PROVISIONS

11.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?

This entire contract consists of this policy, any attached riders, endorsements, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy, when not prohibited by the laws of the state in which this policy is issued, and then only in writing. No change will be made in the contract unless you agree. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

11.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?

In issuing this policy, we have relied on the information you provided. If you signed an application for this policy, we have relied on the statements made on the application in issuing this policy. In the absence of fraud, all such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them.

11.3 WILL WE BE ABLE TO CONTEST THIS POLICY?

After the issuance of this policy, during the lifetime of the Annuitant, no statement made in connection with this policy, any attached riders or endorsements, will be used by us to contest this policy unless it is within two years from the earlier of the Issue Date or Policy Date and that statement is a material misrepresentation.

11.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?

Policy Years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

11.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?

In this policy when we refer to a person's Age on any date, we mean his or her Age attained at his or her last birthday.

11.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX
INCORRECTLY?

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age. If the Age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct Age and sex. If payments were made based on an incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at three and one-half percent (3.5%) per year, from the date of the wrong payment to the date the adjustment is made.

11.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?

While the Annuitant is alive, you may assign this policy (non-Qualified Plan policies only) or any interest in it. If you do this, your interest, and the interest of any revocable Beneficiary, is subject to that of the assignee. As Owner, you still have the rights of Ownership that have not been assigned.

11.8 HOW DO YOU ASSIGN THIS POLICY?

You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. When we record an assignment, it will take effect as of the Business Day we receive your signed notice, subject to any payment previously made by us or any other action we took before recording the assignment.


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11.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?

No. The assignee cannot change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternative payment option. Any amount payable to the assignee will be made in a single sum.

11.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS?

Payments we make under this policy are to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

11.11 HOW SHOULD PAYMENTS FOR THIS POLICY BE MADE?

Any payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give a countersigned receipt, also signed by our President or Secretary, for any Premium Payment made to us.

11.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?

All guaranteed Fixed Accumulation Values and DCA Advantage Plan Accumulation Values referred to in this policy are based on interest compounded annually at the guaranteed rate shown on the Policy Data Page. Each value is at least as much as the value the law requires.

11.13 IS THIS POLICY SUBJECT TO ANY LAW?

Yes.  This policy is subject to all laws that apply.
Benefits available under this policy are not less than those required by any regulation or statute of the state for which this policy is issued.

11.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?

No. This is a non-participating policy. Therefore, no dividends are payable.


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NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION

Home Office - Newark, Delaware

Executive Office - 51 Madison Avenue
New York, NY 10010


A Stock Company Incorporated in Delaware.


FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date. Premiums May Be Paid During The Annuitant's Lifetime, As Defined In This Policy.
THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.
ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

A Stock Company Incorporated in Delaware.
This Policy Is Non-Participating.


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